--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1997


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO


                                    FORM S-3
                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933
                                ---------------

                                   CNB, INC.
             (Exact name of registrant as specified in its charter)

                                      6712
            (Primary Standard Industrial Classification Code Number)

                           FLORIDA                                                        59-2958616
(State or other jurisdiction of incorporation or organization)             (I.R.S. Employer Identification Number)

                           --------------------------

               201 NORTH MARION STREET, LAKE CITY, FLORIDA 32055
                                 (904) 755-3240
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

               K.C. TROWELL, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                   CNB, INC.
                            201 NORTH MARION STREET
                            LAKE CITY, FLORIDA 32055
                                 (904) 755-3240
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                            HALCYON E. SKINNER, ESQ.
                          MAHONEY ADAMS & CRISER, P.A.
                       50 NORTH LAURA STREET, SUITE 3400
                          JACKSONVILLE, FLORIDA 32202
                                 (904) 354-1100

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO BE     AGGREGATE OFFERING  AGGREGATE OFFERING      AMOUNT OF
                 TO BE REGISTERED                       REGISTERED       PRICE PER UNIT *        PRICE *         REGISTRATION FEE
Common Stock par value $.01 per share.............       484,480              $14.00            $6,782,720            $2,056

* Estimated solely for the purpose of determining the registration fee.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                   CNB, INC.

                         484,480 SHARES OF COMMON STOCK

                           (PAR VALUE $.01 PER SHARE)


    CNB, Inc. ("the Company") is issuing to the holders of its outstanding shares of Common Stock of record on May 14, 1997 non-transferable rights to subscribe for additional shares of Common Stock of the Company as set forth herein. Shareholders who exercise their rights to subscribe for additional shares also have the privilege to oversubscribe for a specified number of those shares not otherwise sold pursuant to exercise of the rights. The rights offering to shareholders expires at 5:00 P.M., Eastern Daylight Time, on July 15, 1997.


    The Subscription Price of $14.00 per share has been determined arbitrarily by the Company. This amount is in excess of recent trades in the Common Stock which have ranged from $10.50 to $13.60 per share. The Company's Common Stock is traded infrequently and in private transactions negotiated between the persons involved in the transaction. There can, therefore, be no assurance that this subscription price will be equal to or lower than the market price at the time the rights are exercised.

    The offering of this Common Stock is not underwritten.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

    THESE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER AGENCY.

                                                            SUBSCRIPTION  UNDERWRITING     PROCEEDS
                                                             PRICE PER     DISCOUNTS &        TO
                                                               SHARE       COMMISSIONS    COMPANY(1)
                                                            ------------  -------------  ------------
                                                            $      14.00         None    $      14.00
Total(2)..................................................  $  6,782,720         None    $  6,782,720

------------------------

(1) Before deducting expenses payable by the Company, estimated at approximately $25,556 (approximately $.05 per share if all shares of Common Stock offered hereby are subscribed).

(2) The total amounts shown are based on the assumption that all of the shares of Common Stock offered hereby will be subscribed.


                  The date of this Prospectus is June 10, 1997

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFERING SUCH JURISDICTION.

                               TABLE OF CONTENTS


                                                                                            PAGE
                                                                                            -----
AVAILABLE INFORMATION..................................................................           2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................           2

PROSPECTUS SUMMARY.....................................................................           3

  The Company..........................................................................           3

  The Offering.........................................................................           3

RISK FACTORS...........................................................................           4

THE CORPORATION........................................................................           4

PLAN OF DISTRIBUTION...................................................................           5

USE OF PROCEEDS........................................................................           7

CAPITAL STOCK OF THE COMPANY...........................................................           8

  Voting Rights........................................................................           8

  Dividend Rights......................................................................           8

LEGAL MATTERS..........................................................................          10

EXPERTS................................................................................          10

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

    The Company has filed with the Commission in Washington, D.C. a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits thereto, which may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549 upon payment of the prescribed fees. Summaries of and references to various documents in this Prospectus do not purport to be complete and in each such case reference is made to the copy of such document filed as an exhibit to the Registration Statement.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed with the Commission by the Corporation are incorporated, as of their respective filing dates, by reference in this Prospectus.

    (a) the Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1996; and

    (b) the Corporation's Quarterly Reports on Form 10-QSB for the three months ended March 31, 1997.

    All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the filing date of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

    The Corporation will furnish without charge to each person, including any beneficial owner to whom this Prospectus is delivered, on the request of such person, a copy of any or all of the documents described above under "Incorporation of Certain Information by Reference" (other than exhibits to such documents). Requests should be directed to:

                                   CNB, INC.
                            201 NORTH MARION STREET
                            LAKE CITY, FLORIDA 32055
                                 (904) 755-3240

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    CNB, Inc. (the "Company") was incorporated under the laws of the State of Florida on January 15, 1987. The Company is registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Company acquired a controlling interest in the common stock of CNB National Bank (the "Bank") on March 23, 1987, and subsequently acquired the remaining outstanding shares of the Bank.

    The Company does not engage in any activities other than acting as holding company for the common stock of the Bank. The principal business of the Company is conducted through the Bank. The Bank accounts for substantially all of the consolidated assets and revenues of the Company. The Bank has a total of ten offices in Alachua, Baker, Bradford, Columbia and Suwannee counties.

    As of March 31, 1997, the Company had consolidated assets, deposits and stockholders' equity of approximately $255.4 million, $226.4 million and $20.0 million, respectively.

                                  THE OFFERING

SECURITIES OFFERED

    484,480 shares of Common Stock will be offered to shareholders of record on May 14, 1997.

PURCHASE PRICE

    The shares of Common Stock are offered at $14.00 per share.

COMMON STOCK OUTSTANDING

    1,937,905 shares of Common Stock at March 31, 1997 and 2,422,385 shares of Common Stock after completion of this offering, assuming that all of the shares of Common Stock offered hereby are sold.

USE OF PROCEEDS

    The Company expects to utilize the net offering proceeds for general corporate purposes and that all or a portion of the net offering proceeds will be used to provide equity capital for the Bank to increase its capacity for growth and/or to repay all or a portion of the current outstanding indebtedness of the Company. In the event the Company determines to use the net offering proceeds for future growth, the Company may expand into new markets contiguous with the Bank's present markets. The Company, however, does not have any specific plans for expansion.

DILUTION

    Holders of shares of Common Stock who exercise their rights will experience immediate dilution because the Subscription Price exceeds the book value of the shares. See "Dilution."

                                  RISK FACTORS

    No public trading market exists for the Common Stock and no such market is expected to develop in the foreseeable future. Transactions involving the Common Stock are infrequent and negotiated privately between the persons involved in the transaction. To the knowledge of the Company, recent transactions have been consummated between $10.50 and $13.60 per share.

                                THE CORPORATION

    The Corporation's principal executive office is located at 201 North Marion Street, Lake City, Florida 32055 and its telephone number is (904) 755-3240.

    The Company was incorporated under the laws of the State of Florida on January 15, 1987.

    The Company has no other subsidiaries and does not engage in any activities other than acting as holding company for the common stock of the Bank. The business of the Company is conducted through the Bank.

    The Company is registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Company acquired a controlling interest in the common stock of the Bank on March 23, 1987, and subsequently acquired the remaining outstanding shares of the Bank. The Bank, therefore, accounts for all of the consolidated assets and revenues of the Company.

    The Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") pursuant to the BHC Act. The Bank is subject to periodic examination and regulation by the Office of the Comptroller of the Currency.

    The Company, through the Bank, now operates a total of ten banking offices in Columbia, Suwannee, Baker, Bradford, Union and Alachua Counties, Florida. As of March 31, 1997, CNB had total assets of $255.4 million, total deposits of $226.4 million, and total shareholders' equity of $20.0 million. The Company presently conducts no business other than owning and operating the Bank as a wholly-owned subsidiary.

    The Bank offers a full range of deposit services including checking accounts, NOW accounts, savings accounts and time deposits ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank's principal market area at rates competitive to those offered in the area. In addition, retirement accounts such as IRAs are available. All deposit accounts are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to the maximum amount (generally $100,000 per depositor subject to aggregation rules). The Bank solicits these accounts from individuals, businesses, associations, organizations and governmental authorities. The Bank is not currently dependent upon a single depositor or borrower, the loss of which would have a material adverse effect on the Bank.

    The Bank also offers a full range of short to medium-term commercial, agricultural, Small Business Administration guaranteed, Farmers Home Administration guaranteed, and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and other personal investments. The Bank also offers real estate construction and acquisition loans.

    The Bank acts as an issuing agent for U.S. savings bonds, traveler's checks, money orders and cashier's checks, and offers collection teller services, including treasury, tax and loan payment collection, and wire transfer services. The Bank also offers safe deposit boxes, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank is currently a member of the HONOR, PLUS and CIRRUS networks of automated teller machines that may be used by Bank customers in major cities throughout the United States. The Bank also offers credit cards.

                              PLAN OF DISTRIBUTION

THE OFFERING

    The Company is issuing to shareholders of record of its Common Stock at the close of business on May 14, 1997 (the "Record Date") non-transferable rights (the "Rights") to subscribe for one share of Common Stock (the "Shares") for each four shares of Common Stock held of record on the Record Date at the price of $14.00 per Share (the "Subscription Price"). Each shareholder will receive one Right for each share of Common Stock held of record on the Record Date and can subscribe for one Share for each four Rights received. No fractional Shares will be issued. If a shareholder would otherwise be entitled to receive a fractional Share pursuant to the exercise of Rights, the number of Shares which such shareholder shall be entitled to purchase at the Subscription Price will be increased to the next whole number of Shares. Thus, a shareholder owning eleven shares of Common Stock will receive eleven Rights, which will entitle him or her to subscribe for three new Shares.


    The Rights may be exercised at any time before 5:00 P.M., Eastern Daylight Time, on July 15, 1997 (the "Rights Expiration Date"). Shareholders who exercise Rights also have the privilege to oversubscribe for those Shares that are not otherwise sold pursuant to exercise of the Rights. There is no assurance that all of the Shares will be sold pursuant to the offer to shareholders. The offering of the Shares is not underwritten.


METHOD OF EXERCISING RIGHTS

    The Rights to subscribe for Shares are evidenced by subscription certificates (the "Subscription Certificates") issued in the names of the registered shareholders of record on the Record Date and mailed to such shareholders with this Prospectus. Rights may be exercised by mailing or delivering a fully completed and duly executed Subscription Certificate, together with payment in full for the number of Shares subscribed for, to the Company. Subscription Certificates must arrive at the Company at or before the Rights Expiration Date. Any subscriptions received after the Rights Expiration Date will not be honored. Any holder of Rights who exercises all the Rights evidenced by a Subscription Certificate will have the privilege to subscribe for additional shares that are not purchased by others through exercise of their Rights. Shareholders owning 1.0% or more of the shares of Common Stock of the Company prior to this Offering may not receive from the oversubscription privilege an amount of Shares more than the greater of (i) the number of Shares needed to maintain the same percentage of Common Stock following the offering as was owned prior to the offering; or (ii) the number of Shares received by such shareholder through the original exercise of Rights. Shareholders who would own 1.0% or more of the outstanding shares of Common Stock of the Company on a pro forma basis by virtue of exercising all their Rights and oversubscribing for additional Shares may not receive more Shares by virtue of the oversubscription privilege than the greater of (i) the number of Shares necessary to increase their holdings on a pro forma basis to 1.0% of the outstanding shares of Common Stock of the Company after the completion of the Offering, or (ii) the number of Shares received by such shareholder through the original exercise of Rights. If there are insufficient Shares to fill all oversubscriptions, the Shares which are available will be allocated among those shareholders who elect to oversubscribe pro rata to the number of shares of Common Stock that they held prior to the Offering. To exercise this oversubscription privilege, the appropriate block on the Subscription Certificate must be completed and payment in full for the additional Shares must accompany the Subscription Certificate. Payments for oversubscriptions will be held by the Company, and refunds will be made, without interest, to the extent oversubscriptions are not honored due to proration. Payment must be made in United States dollars, bank certified or cashiers check, or by check, money order or wire transfer of good funds, payable to the order of the Company. Once a shareholder has exercised a

Right, the exercise is irrevocable. Certificates for the Shares will be mailed as soon as practicable after the Rights Expiration Date.

    The address to which the Subscription Certificates and payments should be mailed or delivered is:

    If by mail, to

    CNB, Inc.
    P.O. Box 3239
    Lake City, Florida 32056
    Attention: K.C. Trowell

    If by hand or overnight delivery, to

    CNB, Inc.
    201 North Marion Street
    Lake City, Florida 32055
    Attention: K.C. Trowell

    Questions about how to subscribe for Shares may be directed to K.C. Trowell, Chairman and Chief Executive Officer.

    The instructions accompanying the Subscription Certificate should be read and followed carefully. No subscriptions will be accepted until the Company has received a fully completed and duly executed Subscription Certificate and payment of the Subscription Price. The risk of delivery of Subscription Certificates and payments to the Company will be borne by the holders of Rights and not by the Company. If the mail is used to exercise Rights, it is recommended that registered or certified mail be used.

    Where requests are promptly made by shareholders of record on the Record Date who hold stock for beneficial owners, the Company will deliver Subscription Certificates on the same basis as if such beneficial owners were record holders on that date, but the Company reserves the right to deny split-ups of Subscription Certificates which would result in Subscription Certificates which are not in exact multiples of four Rights where the results, in the judgment of the Company, would be inconsistent with the terms of the offering.

    All questions as to the validity, form, eligibility and acceptance of any exercise of Rights will be determined by the Company. The Company may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine, or reject the exercise of any Right because of any defect or irregularity.

                                    DILUTION

    The Subscription Price of $14.00 per share of Common Stock represents a premium of $3.67 over the March 31, 1997 book value of the Common Stock. Holders of the Common Stock who do not exercise their Rights will experience a decrease in their proportionate interest in the equity ownership and voting power of the Company, but the book value of their shares of Common Stock will increase. Holders of Common Stock who do exercise their Rights may experience an increase in their proportionate interest in the equity ownership and voting power of the Company, but since the Subscription Price per share of Common Stock exceeds the book value per share of Common Stock, they will experience immediate dilution with respect to the Shares acquired in the Offering.

                                USE OF PROCEEDS

    The estimated net proceeds to be received by the Company from the sale of the Shares will be approximately $6,757,164 after the payment of all expenses of the offering, if the Shares offered hereby are subscribed for in full. The Company expects to utilize the net offering proceeds for general corporate purposes and that all or a portion of the net offering proceeds will be used to provide equity capital for the Bank to increase its capacity for growth and\or to repay all or a portion of the current outstanding indebtedness of the Company. In the event the Company determines to use the net offering proceeds for future growth, the Company may expand into new markets contiguous with the Bank's present market. The Company, however, has no specific plans for expansion.

    To the extent the net proceeds are not immediately used, the Company may invest in short-term instruments and other liquid investments.

                          CAPITAL STOCK OF THE COMPANY

    The Company's authorized capital stock consists of ten million (10,000,000) shares of Common Stock, par value $.01 per share and five hundred thousand (500,000) shares of CNB Preferred Stock, par value of $.01 per share. As of March 31, 1997, there were issued and outstanding 1,937,905 shares of Common Stock and no shares of Preferred Stock. Holders of Common Stock have no preemptive rights and there are no conversion rights or redemption or sinking fund provisions applicable to shares of Common Stock. Holders of Common Stock are entitled to dividends and other distributions as and when declared by the board of Directors out of assets legally available therefor. In the event of the liquidation, dissolution and winding up of the Company, the holders of Common Stock are entitled to receive ratably all of the assets of the Company available for distribution after satisfaction of all liabilities of the Company.

VOTING RIGHTS

    Each share of Common Stock is entitled to one vote on each matter submitted to a vote of the Shareholders. The Board of Directors is comprised of one (1) or more persons, but cannot exceed twenty-five (25) persons without an amendment to the Amended and Restated Bylaws of the Company. The Bylaws provide that the members of the Board of Directors have the authority to increase the number of directors by up to three (3) members per year, with any vacancies created by such increase to be filled by a majority vote of the directors. Currently the Board of Directors consists of thirteen (13) members. Shareholders do not have cumulative voting rights with respect to any matters to be voted upon, including the election of directors. The holders of a majority of the outstanding voting stock can elect all of the directors.

DIVIDEND RIGHTS

    Holders of the Common Stock will be entitled to dividends when, as, and if declared by the Board of Directors of the Company out of funds legally available for the payment of dividends. Under the Florida Business Corporation Act, dividends are payable out of surplus only, and may be declared and paid by the Company except when the Company currently is insolvent or would thereby be made insolvent.

VOTING TRUST

    A voting trust (the "Voting Trust") was created pursuant to the Voting Trust Agreement dated February 10, 1987, among certain shareholders identified therein, and K.C. Trowell and Audrey S. Bullard, as trustees (the "Voting Trust Agreement"). The Voting Trust Agreement was amended by the Amended and Restated Voting Trust Agreement dated December 31, 1996. The members of the Voting Trust currently hold a total of 768,963 shares of Common Stock. The members of the Voting Trust have informed the Company that it is their present intention to exercise their Rights and subscribe for at least 169,312 Shares and may exercise their right to oversubscribe for additional Shares. The opportunity to exercise the oversubscription privilege is available to all holders of Common Stock on the same terms as it is offered to the members of the Voting Trust. Each member of the Voting Trust will make his or her own decision with respect to the exercise of Rights and the oversubscription privilege and they each reserve the right to modify their present intention.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Articles of Incorporation, as amended, and the Bylaws of CNB, Inc. require the indemnification of directors and officers to the fullest extent permitted by law.

    Subsection (1) of Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (2) of Section 607.0850 empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification should be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

    Subsection (3) provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or (2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

    Subsection (4) provides that any indemnification under subsection (1) or (2) of Section 607.0850, unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection
(1) or (2) of Section 607.0850. Such determination shall be made:

        (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

        (b) if such a quorum is not obtainable, or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

        (c) by independent legal counsel:

           (1)  selected by the board of directors as prescribed in paragraph
       (a) or the committee selected as prescribed in paragraph (b); or

           (2) if no quorum of directors can be obtained under paragraph (a) or no committee can be designated under paragraph (b), by a majority vote of the full board of directors (in which directors who are parties may participate); or

        (d) by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceedings or, if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

    Under subsection (6), expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

    Subsection (7) states that indemnification and advancement of expenses provided under Section 607.0850 are not exclusive and empowers the corporation to make any other or further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions or omissions to act of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

    Subsection (9) permits any director or officer who is or was a party to a proceeding to apply for indemnification or advancement of expenses, or both, to any court of competent jurisdiction and lists the determinations the court should make before ordering indemnification or advancement of expenses.

    Subsection (12) permits a corporation to purchase and maintain insurance for a director or officer against any liability incurred in his official capacity or arising out of his status as such regardless of the corporation's power to indemnify him against such liability under Section 607.0850.

    As allowed by Section 607.0850(12), CNB, Inc. maintains liability insurance covering directors and officers.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS

    The legality of the Shares offered hereby has been passed upon for the Company by Mahoney Adams & Criser, P.A., counsel to the Company.

                                    EXPERTS

    The consolidated financial statements of the Company included in the Company's Annual Report of the year ended December 31, 1996 have been audited by Osburn, Henning & Company, certified public accountants, as set forth in their report thereon. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                                 OTHER EXPENSES

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC Filing Fees....................................................  $   2,056
Legal Fees and Expenses............................................  $  20,000
Accounting Fees and Expenses.......................................  $   1,500
Printing and Engraving Fees........................................  $   2,000
                                                                     ---------
    Total Expenses.................................................  $  25,556
                                                                     ---------
                                                                     ---------

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Articles of Incorporation, as amended, and the Bylaws of CNB, Inc. require the indemnification of directors and officers to the fullest extent permitted by law.

    Subsection (1) of Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (2) of Section 607.0850 empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification should be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

    Subsection (3) provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or (2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

    Subsection (4) provides that any indemnification under subsection (1) or (2) of Section 607.0850, unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or (2) of
Section 607.0850. Such determination shall be made:

        (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

        (b) if such a quorum is not obtainable, or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

        (c) by independent legal counsel:

        (1) selected by the board of directors as prescribed in paragraph (a) or the committee selected as prescribed in paragraph (b); or

        (2) if no quorum of directors can be obtained under paragraph (a) or no committee can be designated under paragraph (b), by a majority vote of the full board of directors (in which directors who are parties may participate); or

        (d) by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceedings or, if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

    Under subsection (6), expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

    Subsection (7) states that indemnification and advancement of expenses provided under Section 607.0850 are not exclusive and empowers the corporation to make any other or further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions or omissions to act of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

    Subsection (9) permits any director or officer who is or was a party to a proceeding to apply for indemnification or advancement of expenses, or both, to any court of competent jurisdiction and lists the determinations the court should make before ordering indemnification or advancement of expenses.

    Subsection (12) permits a corporation to purchase and maintain insurance for a director or officer against any liability incurred in his official capacity or arising out of his status as such regardless of the corporation's power to indemnify him against such liability under Section 607.0850.

    As allowed by Section 607.0850(12), CNB, Inc. maintains liability insurance covering directors and officers.

EXHIBITS.

    The exhibits listed on the Exhibit Index on page II-6 of this Registration Statement have been previously filed, are filed herewith, will be filed by amendment, or are incorporated herein by reference to other filings.

UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, offer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake City, State of Florida, on this 6th day of June, 1997.



                                CNB, INC.

                                BY:                      *
                                     ------------------------------------------
                                                    K.C. TROWELL
                                         K.C. TROWELL, PRESIDENT, PRINCIPAL
                                               EXECUTIVE OFFICER AND
                                              CHIEF FINANCIAL OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the date indicated.


                      SIGNATURE                                           TITLE                         DATE
------------------------------------------------------  -----------------------------------------  --------------

                          *
     -------------------------------------------        Director                                    June 6, 1997
                  Audrey S. Bullard

                          *
     -------------------------------------------        Director                                    June 6, 1997
                   Seymour Chotiner

                          *
     -------------------------------------------        Director                                    June 6, 1997
                 Marvin H. Pritchett

                          *
     -------------------------------------------        Director                                    June 6, 1997
                    Helen B. Real

                          *
     -------------------------------------------        Director                                    June 6, 1997
                   T. Allison Scott

                          *
     -------------------------------------------        Director                                    June 6, 1997
                 William J. Streicher

                          *
     -------------------------------------------        Director                                    June 6, 1997
                     K.c. Trowell

                          *
     -------------------------------------------        Director                                    June 6, 1997
                  Thomas R. Andrews

                          *
     -------------------------------------------        Director                                    June 6, 1997
                   C. Lavoye Boggus

                          *
     -------------------------------------------        Director                                    June 6, 1997
                     Roy C. Dicks

                          *
     -------------------------------------------        Director                                    June 6, 1997
                    Paul M. Riherd

                      SIGNATURE                                           TITLE                         DATE
------------------------------------------------------  -----------------------------------------  --------------
                          *
     -------------------------------------------        Director                                    June 6, 1997
                 A. Leonard Schlofman

                          *
     -------------------------------------------        Director                                    June 6, 1997
                   Jimmie L. Scott

                          *
     -------------------------------------------        Vice President and Cashier                  June 6, 1997
                  Martha S. Williams

                                 EXHIBITS INDEX


                                                                                                       PAGINATION
                                                                                                           IN
                                                                                                       SEQUENTIAL
   EXHIBIT                                                                                             NUMBERING
   NUMBER                                       EXHIBIT DESIGNATION                                      SYSTEM
-------------  -------------------------------------------------------------------------------------  ------------
          4(i) Articles of Incorporation (Incorporated by reference to Exhibit 3.3 to the Company's
               Registration Statement No. 33-71082, as amended, on Form S-4 filed February 8, 1994).
          4(ii) Bylaws (Incorporated by reference to Exhibit 3.4 to the Company's Registration
               Statement No. 33-71082, as amended on Form S-4 filed February 8, 1994).
          5    Opinion of Mahoney Adams & Criser, P.A.
         23(i)* Consent of Osburn, Henning and Company, Independent Certified Public Accountants.
         23(ii) Consent of Mahoney Adams & Criser, P.A. (Included in Exhibit 5)
         24    Power of Attorney
         99(i)* Form of Subscription Certificate
         99(ii)* Form of Nominee Holder Certification


------------------------


*   Previously filed.